Exhibit r(2)

Code of Business Conduct and Ethics

Letter from our CEO

Marc Rowan Chief Executive Officer

Respect and integrity are integral to the vision and mission of Apollo Asset Management, Inc. (together with its subsidiaries exclusive of Bridge Investment Group Holdings LLC, “AAM”), Athene Holding Ltd. (together with its subsidiaries, “Athene” or “AHL”) and Apollo Global Management, Inc. (“AGM”, and together with its subsidiaries, “Apollo” or the “Company”). These important values are deeply embedded in the history of the companies that combined to form Apollo and are at the heart of who we are as a Company today. We are all responsible not only for our own actions, but also for fostering a culture that embraces excellence alongside compliance with the law and Company policies. Our shared culture reinforces our commitment to each other, our investors, customers, and communities.

Accordingly, this Code of Business Conduct and Ethics (“Code”) covers a wide range of business practices and procedures. While it does not cover every issue that may arise, it affirms our collective responsibility for promoting honest, ethical, and lawful conduct across all levels, business units, and locations of our shared organization. The Code is based on our fundamental understanding that no one at the Company should ever sacrifice integrity for business.

We want to be a company known for our ethical leadership and treating others with integrity, respect, and fairness. The Code is integral to the way we do business and supports the Company’s vision of being considered “best in class”.

While the Code is helpful in reducing the risk of non-compliance with laws, regulations, and our internal policies and standards of business conduct, no document can replace good judgment. As you read and agree to be bound by this Code, we hope you will pause to reflect upon what the outlined guidelines truly mean. Acting in a manner consistent with these principles will strengthen our culture and make you proud to be part of our Company.

Marc Rowan

Chief Executive Officer

Introduction

Our integrity and reputation depend on our ability to do the right thing. The Company is committed to promoting a culture that encourages compliance with the law and all our policies and procedures.

This Code assists us in complying with those standards and with applicable laws, rules, regulations, and controls to achieve quality and excellence in our business dealings. All of our people must comply with this Code, both in letter and in spirit. There is no single set of guidelines or automatic right answer for every business choice we face, and the Code will not provide obvious answers in all situations. However, it can serve as a basis for informing your judgment. Ultimately, we must rely on each person’s character and sense of right and wrong. The critical guiding principles are complying with applicable laws and internal policies, and consulting with Compliance, Legal, Human Capital (“HC”) or your manager as necessary.

The Code incorporates all of the policies and procedures referenced in this document, including those referenced in the appendices. The Code applies to all workplace conduct, whether in person, online, or over the phone. The workplace is much broader than just your physical office address. It might include any Company location, a client’s location, a seminar or conference, a speaking engagement, Company travel, or even your home. Exercise common sense when performing your duties and act in an appropriate manner while at work or when representing the Company, even in a social setting.

About This Document

It is our policy to conduct our business in accordance with applicable federal, state, and local laws and regulations, applicable laws and regulations of any foreign jurisdictions in which we operate, applicable rules and requirements of the New York Stock Exchange, and in a manner that reflects high standards. Although you are not expected to know the details of all laws, rules, and regulations, it is important to know enough to decide when to get advice from your manager, Compliance, Legal, HC or other appropriate personnel.

Raising Concerns & Reporting Violations

The Company is committed to promoting a shared culture that encourages ethical conduct, a commitment to compliance with the law, and due diligence to prevent and detect criminal conduct. Everyone has a responsibility to report misconduct, whether it’s in your personal or professional dealings. You are responsible for promptly reporting any circumstance that you believe in good faith may constitute a violation of the Code or any other policies, laws, rules, or regulations applicable to the Company. You may also report or discuss any other concerns you may have with respect to business operations. In some cases, failure to report an illegal act by another person is itself a criminal act for which you could be prosecuted.

How to Report Concerns

Concerns, including concerns about Company financial statements and any matter regarding potential issues with financial reporting or any other questionable accounting controls or auditing matters can be reported by contacting your manager, Compliance, or through the Business Integrity Website or Hotline.

If you are not comfortable reporting through the aforementioned channels, you may also submit a concern to the chair of the AGM Audit Committee by sending a letter addressed to:

Apollo Global Management, Inc.

Attn: Chair, Audit Committee of the Board of Directors

9 West 57th Street

New York, NY 10019

See Appendix B for additional Athene-specific methods for raising concerns and reporting violations.

See Appendix C for additional Bridge-specific methods for raising concerns and reporting violations.

Reporting Generally

Reports may be made anonymously. If you wish to report anonymously, please do not provide your name or other identifying information when submitting your concern. However, please understand that if you do choose to remain anonymous and do not provide a means to contact you, the Company may be unable to obtain the additional information needed to investigate or address your concern.

If you have a question or concern about the Code, are not sure if something should be reported, or need to think through an ethics or compliance-related issue, we encourage you to talk to your manager or Compliance.

All reports will be referred to and investigated by the appropriate parties and handled in accordance with our evaluation and investigation procedures for screening and determining further handling. In circumstances where a member of Compliance, Legal, Internal Audit or HC may be conflicted in administering the procedures, he or she shall recuse him or herself, and one or more other senior members of that area, not selected by the conflicted individual, shall perform the role. Your report will be investigated with the highest discretion and you will be protected from retaliation. It is unacceptable to file a report if you know it is false and doing so will subject you to discipline.

Nothing in this Code prohibits you from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the U.S. Department of Justice, the U.S. Securities and Exchange Commission (the “SEC”), the U.S. Congress, and any agency, Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. You do not need the prior authorization of Legal and Compliance to make any such reports or disclosures and you are not required to notify the Company that you have made such reports or disclosures.

Financial Integrity

It is the Company’s policy to strictly comply with the Foreign Corrupt Practices Act, United Kingdom Bribery Act,

Bermuda Anti-Bribery Act of 2016, and similar anti-bribery laws and regulations in the jurisdictions in which we do business. Our people are precluded from offering or receiving improper payments or promises to provide anything of value, which includes gifts, entertainment, certain travel expenses, political or charitable contributions, and other payments both direct and indirect (i.e., through agents or contractors), to influence a business decision in our favor, or with a view toward inducing a party to do or not do something. Business gifts, hospitality, or entertainment involving government officials must be pre-approved by Compliance and comply with our internal policies.

The appropriate purpose of any business gift or entertainment should be to create goodwill or strengthen business relationships. Giving and receiving gifts and entertainment could give rise to a conflict of interest. Gifts and entertainment should never influence or give the appearance of influencing a party’s ability to make impartial decisions. Business gifts and entertainment, whether offered or received, should never be lavish, unusual, or extravagant in the eyes of a third party.

It is our policy to strictly comply with all applicable laws and regulations designed to combat financial crime, money laundering, and terrorist financing. The Company does not do business with sanctioned persons, businesses, or countries. Our goal is to form business relationships and engage in transactions only with legitimate, law-abiding counterparties. To ensure compliance with this policy, we use the “know your customer” process to verify the identity of potential investors, policy holders, or counterparties prior to establishing a financial relationship. Additionally, our people are expected to report any unusual or potentially suspicious activity that could involve money laundering or terrorist financing, has no apparent business or lawful purpose, or may involve questionable sources of customer funds.

It is the Company’s policy to strictly comply with all laws and regulations designed to counteract tax evasion and the criminal facilitation of tax evasion (including, but not limited to, the U.S. Foreign Account Tax Compliance Act and the U.K. Criminal Finances Act 2017) in the jurisdictions in which the Company does business.

Antitrust laws are designed to prevent monopolies and encourage competition. These laws are complex, and penalties can be severe. Determining if an action unreasonably restrains trade or is otherwise improper depends on a variety of factors. Our policy is to compete solely based on our superior products and services and to avoid improper actions that violate antitrust rules and regulations, are anti-competitive, or unreasonably restrain trade.

The Company’s policy requires our people to deal fairly and act honestly in all business relationships, whether with clients, customers, suppliers, competitors, or other Company personnel. Our people should not take advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other illegal practice. No one should ever use any illegal or deceitful method to gather competitive information. Stealing or possessing proprietary information or trade secret information that was obtained without consent, from past employers or others, or inducing such disclosures from past or present employees of other companies, is prohibited. Information about the Company’s suppliers, customers, competitors, employees, and other personnel must always be used in compliance with the law.

Our people owe a duty to the Company to advance its legitimate interests. They should not use their position, contacts, or information for personal gain for themselves, family members, or friends. In addition, subject to the Company’s governing documents, our people may not compete against the Company or take for themselves opportunities they learn of through their work or through the use of Company property, information, or position, without the consent of the Chief Compliance Officer of AGM, AAM, or Athene, as applicable.

The Company is subject to various laws, regulations, and other data retention requirements. Our systems are configured to retain records consistent with these requirements, and records should be retained and destroyed in accordance with our records retention policies. Our people must send all business-related electronic communications that are subject to such retention requirements through the Company’s electronic communication systems at all times, including when away from the office.

Additionally, our people should never destroy any documents relevant to any pending, threatened, or anticipated litigation, regulatory investigation, or audit for any reason. Destroying or altering a document with intent to impair its integrity or availability for use in any potential official proceeding is a crime.

Relationships with regulators are primarily handled by Legal and Compliance, who are responsible for disclosures and reporting for the Company. It is important for the Company’s communications to be coordinated, accurate, complete, and timely. Company personnel should escalate any inquiry from a regulatory or governmental source to Legal and Compliance. This includes forwarding to Legal any subpoenas or inquiries from a governmental source and notifying Legal of any substantive interaction with a regulatory authority.

The Company strives to provide full, fair, accurate, timely, and understandable disclosure in periodic reports it files with the SEC (“Periodic Reports”), in all other material disclosure documents filed with or submitted to the SEC, or provided to the Company’s investors or prospective investors (“Disclosure Documents”). Company personnel involved in the preparation of Periodic Reports and Disclosure Documents (including those who are involved in the preparation of financial or other reports and the information included in such reports and documents) should strive to ensure disclosures are full, fair, accurate, timely and understandable.

Avoiding Conflicts of Interest

Company personnel are prohibited from engaging in any activity, practice, or act which conflicts with, or appears to conflict with, the interests of the Company, without disclosing such activity, practice, or act and its potential conflicts to, and receiving approval from, the applicable Chief Compliance Officer or his/her designee. A conflict of interest exists when an individual’s personal activities or financial affairs may influence his or her judgment in the performance of duties in an adverse way to the Company or its clients. In our business capacities, we may act as fiduciaries and owe a series of duties to our clients, including a general duty to act in their best interest and avoid actual and apparent conflicts of interest.

To protect the Company, our investors, and our people, it is essential that any conduct or transactions potentially raising conflict of interest concerns be fully disclosed to appropriate persons before they are undertaken.

Safeguarding Information & Using Company Assets

We expect our people to apply their best judgment when using Company resources. Our assets should be protected and may never be used for illegal or improper purposes. Company assets include not only financial assets, such as cash and securities, and physical assets, such as furnishings, equipment, and supplies, but also confidential and proprietary client relationships and intellectual property, such as information about clients, investors, related parties, systems, and people. All property created, obtained, or compiled by or on behalf of the Company belongs to the Company.

Our People

The Company fosters an entrepreneurial growth mindset and empowers our people to succeed. We embrace innovation, challenge convention, and lead responsibly to drive our industry and our impact forward. We operate as one team, with an unwavering commitment to our shared core principles. Our people come first, and our culture continues to evolve to offer our employees greater flexibility and the support they need to succeed at work and at home.

Whether you’re new or already part of the Company, continuing and growing our success depends on you. To support you, the Company is committed to creating a dynamic, diverse, and collegial workplace where you can collaborate, learn, and develop.

While we must adapt to business customs and practices in global markets, our people should adhere to applicable U.S. laws and regulations, as well as the laws, cultures, and customs of the countries in which they work.

Demonstrating Appropriate Conduct

Appropriate conduct is critical to maintaining our culture of integrity and safeguarding the Company’s reputation. All employees are required to comply with the law in their jurisdiction and with all applicable Company policies, procedures, agreements and terms to which they are subject, including, but not limited to, the policies referenced within this Code (including its appendices). In addition, all employees are expected to exercise sound judgment and always demonstrate appropriate behavior as all of our actions can have an impact on the Company’s reputation. If you identify a risk that could result in harm to the Company, whether economic, reputational or otherwise, you should promptly notify your manager or Human Capital. These requirements and expectations are not limited to the workplace and Company events, but also extend to any personal conduct that could adversely impact the workplace, the Company’s reputation, or any employee’s ability to perform on the job. Employees who are found to have engaged in inappropriate conduct may be subject to disciplinary action, which may include termination. See Company Appendix.

Expanding Opportunity

Fostering a culture of belonging

The Company is dedicated to expanding opportunity within its workforce. We are committed to fostering a workplace where individuals are respected, differences are valued, and everyone is empowered to contribute to their fullest potential. To this end, the Company aims to promote and implement strategies which expand opportunity at all levels of our workforce:

•

In our employment practices which evaluate both traditional indicators of excellence that help predict on-the-job performance as well as what we call “distance traveled” — how an individual’s personal journey has fostered qualities essential to success in our business such as grit and resilience — to select only the most qualified candidates for roles;

•

Across all components of the Company’s business practices, including this policy, our anti-discrimination policies, and work practices, so that our policies, procedures, and culture empower and support employees from all backgrounds; and

•	In our development and training programs, including through our education programs and community and corporate social responsibility initiatives.

Fostering a modern, high-performance culture that values excellence, resilience, and diverse perspectives – helps us stay laser focused on our mission as well as attract, develop, and retain top talent while driving innovation, performance, and long-term success.

Discrimination & Harassment

Equal Employment Opportunity Policy

The Company provides equal employment opportunities to all employees and applicants without regard to race, color, religion, sex, sexual orientation, national origin, age, disability, genetic information, gender identity, gender expression or military or veteran status, or any other impermissible criterion or circumstance protected by applicable law, ordinance, or regulation, including any intersectionality of these criterion. This policy applies to all terms and conditions of employment, including, but not limited to, recruitment, selection, promotion, compensation, benefits, termination, layoff, transfer, leaves of absence, and training.

Company policy prohibits unlawful discrimination based on race, color, religion, sex, sexual orientation, national origin, age, disability, genetic information, gender identity, gender expression or military or veteran status, or any other impermissible criterion or circumstance protected by applicable law, ordinance, or regulation.

Harassment Prohibited

The Company is committed to providing a workplace that is free of all forms of harassment. Under this policy, “harassment” is defined as verbal or physical conduct that denigrates or shows hostility or aversion toward an individual because of an individual’s race, color, religion, sex, sexual orientation, national origin, age, disability, genetic information, gender identity, gender expression or military or veteran status, or any other impermissible criterion or circumstance protected by applicable law, ordinance or regulation, and that: (i) has the purpose or effect of creating an intimidating, hostile, or offensive work environment; (ii) has the purpose or effect of unreasonably interfering with an individual’s work performance; or (iii) otherwise adversely affects an individual’s employment opportunities. Harassment is a form of prohibited employee misconduct. Any employee found to have engaged in any form of harassment will be subject to discipline, which may include termination.

Sustainability & Corporate Responsibility

We believe Apollo is uniquely positioned to drive a more sustainable future and expand opportunity in our workplace, the marketplace, and throughout the communities where we work and live. For more than 15 years, Apollo has taken an integrated approach to sustainability and used it to mitigate risk and drive growth where applicable and appropriate. Our sustainability strategy is embedded across our operations, including how we invest, how we lend, and how we operate our firm globally.

Our sustainability strategy prioritizes stakeholder value while serving clients, employees and the communities in which we work and live. Sustainability at Apollo is more than a negative screen, risk mitigator, or due diligence tool — it’s a potential driver of opportunity and growth.

We view sustainable investment to be the strategy and practice of incorporating sustainability considerations into our investment decisions, practices, and ownership, to the extent they are deemed to be material to financial performance and consistent with fiduciary obligations. We believe that managing relevant risks and realizing opportunities can make us better investors and better stewards of investors’ capital by positioning portfolio companies and other investments of Apollo-managed funds for sustainable financial success.

Additional Resources

•	Sustainable Investing Policy

•	Annual Sustainability Report, Vol. 16 (2024)

•	Responsible & Sustainable Portfolio Supplement, Vol. 16 (2024)

Additional sustainability-related disclosures for Apollo, Athene and Bridge can be found here, here and here.

Appendix A

AAM Policies

All individuals subject to AAM’s policies and procedures must immediately report any securities or other regulatory investigation, misdemeanor (other than minor traffic violations), criminal charge, or arrest involving you personally, regardless of whether it relates to the Company’s business.

Anti-Bribery, Gifts & Entertainment

All individuals subject to AAM’s policies and procedures are required to report to and/or pre-clear with Compliance certain gifts received from or given to anyone who is doing business with, or who is seeking to do business with AAM. Additionally, our people are required to pre-clear with or report to Compliance any entertainment provided to a government official regardless of value, as well as entertainment provided to or received from anyone doing business with or seeking to do business with the Company that exceeds $1,000 in total value per person.

Personal Trading & Personal Private Investments

All individuals subject to AAM’s policies and procedures must disclose personal brokerage accounts in which they have a beneficial ownership to Compliance and pre-clear certain securities transactions and private investments with Compliance prior to execution to evaluate whether any conflicts or other restrictions exist.

Outside Interests & Activities

Outside business activities include any form of employment other than AAM. Outside business activities also include serving as a director or officer of another company or organization, including of a portfolio company of an Apollo-managed fund, or any activity that has the potential to detract from your ability to devote appropriate time and attention to your responsibilities to the Company. AAM personnel are required to preclear proposed outside interests and activities with Compliance.

Political Contributions

AAM encourages its employees to support political causes of their choosing, so long as it is in compliance with relevant laws, rules, and regulations. Proposed political contributions to a candidate for any election (local, state, federal), committee, political party, political action committee, or other politically active entity must be disclosed to and pre-cleared with Compliance. Political contributions may never be made under circumstances in which it would appear to influence a business decision.

All individuals subject to AAM’s policies and procedures must also familiarize themselves with the policies contained in the applicable Employee Handbook for their jurisdiction which is made available on the AAM intranet.

In addition, all such individuals must also familiarize themselves with the additional policies made available on the Legal, Tax & Compliance homepage, including but not limited to the following:

•	Conflicts of Interest Policy

•	AGM Insider Trading Policy

•	Insider Trading Prevention Policy

•	Anti-Money Laundering Policy

•	Anti-Bribery Policy

•	Gifts & Entertainment Policy

•	Lobbying Policy

•	Outside Business Activities Policy

•	Personal Trading and Private Investment Policy

•	Political Activities Policy

Appendix B

Athene Values and Policies

Demonstrating Appropriate Conduct

All individuals subject to Athene’s policies and procedures must immediately report a felony charge or conviction involving you personally, regardless of whether it relates to the Company’s business. Employees must promptly report to Legal, Compliance, or Human Resources the following types of legal actions:

•	Any felonies (charge or conviction), whether in personal or professional dealings, that may constitute a violation of this Code or any other Company policies, laws, rules, or regulations.

•

Any securities or other regulatory investigation which could include felony or equivalent violations, criminal charge, or arrest involving the employee personally, regardless of whether it relates to the Company’s business.

As a regulated insurance company, Athene is subject to the insurance regulations of each state and may be required by law to report employee felony convictions.

In accordance with their respective by-laws, directors and executive or chief officers of the Bermuda entities, who are directly or indirectly interested in a contract or proposed contract or arrangement, must declare the nature of such interest. Directors and executive or chief officers of other entities must disclose any material transaction, interest, affiliation or relationship which either conflicts with, or is likely to conflict with, the official duties of that person, or that otherwise might reasonably be expected to give rise to a conflict in accordance with the applicable governing documents. To ensure regular disclosure of such conflicts, Athene will send an annual conflicts of interest survey to its directors, officers, and certain key employees. Any such conflicts are handled in accordance with the respective entity’s governing provisions related to conflicts. Please refer to the Athene Holding Ltd. Conflict Interest Policy.

When giving or receiving gifts or entertainment, you must make sure it is for a legitimate business purpose and in accordance with the Athene Employee Travel & Expense Reimbursement Policy and the Athene Anti-Bribery Policy. These policies are in addition to the guidance provided above. Those individuals who are registered through Athene Securities, LLC as an associated person should contact the Chief Compliance Officer of Athene Securities for guidance with respect to FINRA rules. Those who are part of the AAM Compliance Program may have pre-clearance requirements. Additionally, Athene employees are required to report with Compliance any gift or entertainment provided to or received from anyone doing business with or seeking to do business with the Company that exceeds $250 annually in total cumulative value per person. Cash and cash-equivalent gift cards such as Visa credit cards are not permitted. Vendor gift cards (Starbucks, Target etc.) are allowed to be received from a third party and must be reported if over $50. Additional guidance is available by reviewing the following policies.

•	Athene Employee Travel & Expense Reimbursement Policy

•	Athene Anti-Bribery Policy

•	Athene Holding Ltd. Conflict Interest Policy

Protecting our customers and policyholders in any market environment is our top priority. Athene maintains and follows policies and procedures to help ensure customers’ needs are met based on their objectives, risk tolerance and financial needs. This is done by making sure the customer is in an appropriate financial position to purchase an Athene annuity. Athene also protects our customers by making sure that the product features and benefits are able to meet the customers’ current and long-term financial needs and objectives.

Customer protection is a very important part of the Athene application process to ensure an appropriate and suitable sale has occurred and is in the best interest of the customer. To help assure that financial professionals act in the best interest of our customers, Athene maintains a robust suitability program and procedures related to responsible marketing practices.

Athene is committed to social responsibility practices that benefit our communities. In furtherance of this commitment, Athene may periodically ask its service providers, vendors, and others with whom it has a business relationship to consider making a charitable contribution directly to an identified charitable organization. Athene will not require or expect that a contribution is made in response. Moreover, our people are precluded from considering such charitable contributions when making business decisions for Athene.

The Athene Charitable Foundation (the “Foundation”) is a separate charitable organization that operates a community grantmaking program. Grantmaking decisions are made solely by the Foundation’s Board of Directors and its designees. The Foundation’s grantmaking will never be used to facilitate or impact Athene’s business relationships.

In addition to the guidance contained in this Code, there are many other Athene policies that Athene employees must also familiarize themselves with that are made available internally.

Appendix C

Bridge Policies

Seeking Help and Information. If you feel uncomfortable about a situation or have any doubts about whether it is consistent with Bridge’s ethical standards, seek help. We encourage you to contact your supervisor. If your supervisor cannot answer your question or if you do not feel comfortable contacting your supervisor, you can contact Bridge’s General Counsel or Chief Compliance Officer directly or via whistleblower@bridgeig.com.

Reporting Violations. All Bridge employees have a duty to report any known or suspected violation of this Code, including violations of the laws, rules, regulations or policies that apply to Bridge. If you know of or suspect a violation of this Code, immediately report the conduct to your supervisor as well as the General Counsel and/or Chief Compliance Officer. The General Counsel and/or Chief Compliance Officer will work with you and your supervisor or other appropriate persons to investigate your concern. If you do not feel comfortable reporting the conduct to your supervisor or you do not get a satisfactory response, you may contact the General Counsel and/or the Chief Compliance Officer directly or via whistleblower@bridgeig.com. All reports of known or suspected violations of the law or this Code will be handled sensitively and with discretion. Your supervisor, the General Counsel, the Chief Compliance Officer and Bridge will protect your confidentiality to the extent possible, consistent with applicable laws and Bridge’s need to investigate your concern.

Policy Against Retaliation. Bridge prohibits retaliation against an employee who, in good faith, seeks help or reports known or suspected violations. Any reprisal or retaliation against an employee or director because the employee or director, in good faith, sought help or filed a report will be subject to disciplinary action, including potential termination of employment.

All individuals subject to Bridge’s policies and procedures must also familiarize themselves with the policies contained in the Bridge Employee Handbook. Certain individuals may be subject to both the AAM Compliance Program and the Bridge Compliance Program, and must familiarize themselves with all applicable policies, including but not limited to the following policies and procedures adopted by Bridge:

•	AGM Insider Trading Policy

•	Anti-Money Laundering Policy

•	The Bridge Compliance Program, with respect to the following:

•	Advertising and Marketing

•	Solicitation and Lobbying

•	Information Security

•	Electronic Communications

•	Anti-Bribery

•	Gifts & Entertainment

•	Political Activities

•	Outside Business Activities

•	Personal Trading and Private Investment

Disclaimer

This Code is designed to familiarize Company employees—including those of its direct and indirect subsidiaries—as well as officers, directors, certain consultants, temporary workers, independent contractors, third-party service providers, and operating executives, as applicable, with the Company’s policies regarding business conduct and ethics.

The information contained in this Code is not intended to represent all the Company’s policies. In addition, directors, executive officers and Employees should be aware that the Company may revise, supplement or rescind any policies or portions of this Code at any time as it deems appropriate, in its sole and absolute discretion. This Code is the property of the Company.

Date: October 2025